UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMONWEALTH BIOTECHNOLOGIES, INC.

(Exact name of issuer as specified in its charter)

Virginia	56-1641133
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Biotech Drive

Richmond, Virginia 23235

(Address of Principal Executive Offices)

(ZIP Code)

COMMONWEALTH BIOTECHNOLOGIES, INC. 2002 STOCK INCENTIVE PLAN

(Full title of the plan)

With copies to:

Robert B. Harris,

President and Chief Executive Officer

Commonwealth Biotechnologies, Inc.

601 Biotech Drive

Richmond, Virginia 23235

(Name and address of agent for service)

(804) 648-3820

(Telephone number, including area code, of agent for service)

Bradley A. Haneberg, Esq.

Kaufman & Canoles, P.C.

Three James Center

Suite 1206

1200 East Cary Street

Richmond, Virginia 23219

(804) 771-5790

EXPLANATORY NOTE

Commonwealth Biotechnologies, Inc. (“CBI”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register resales of certain shares of the CBI’s common stock, without par value per share, issued upon the exercise of options granted to certain affiliates of CBI pursuant to CBI’s 2002 Stock Incentive Plan.

This registration statement contains two parts. The first part contains a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. The second part contains information required in the registration statement under Part II of Form S-8.

PART I - INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Commonwealth Biotechnologies, Inc. 2002 Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the Plan Prospectus, meeting the requirements of Section 10(a) of the Securities Act. The Reoffer Prospectus to be used in connection with sales of (a) common stock and (b) common stock underlying options granted to CBI’s directors as compensation for their services will be used to meet the requirements of Section 10(a) of the Securities Act with respect to those securities.

Item 2.	Registrant Information and Employee Plan Information

Upon written or oral request by a participant in the Plan listed in Item 1, CBI will provide any of the documents incorporated by reference in Part II, Item 3 of this registration statement (which documents are incorporated by reference into the Plan Prospectus, any documents required to be delivered to participants pursuant to Rule 428(b) and other additional information about the Plan. All of such documents and information will be available without charge. Any and all requests should be directed to Thomas R. Reynolds, Secretary, 601 Biotech Drive, Richmond, Virginia 23235 (telephone (804) 648-3820).

Reoffer Prospectus

300,000 SHARES

COMMONWEALTH BIOTECHNOLOGIES, INC.

COMMON STOCK

This prospectus relates to the reoffer and resale by certain selling shareholders of shares of our common stock that were issued or may be issued by us to the selling shareholders upon the exercise of stock options granted under the Commonwealth Biotechnologies, Inc. 2002 Stock Incentive plan. The shares are being reoffered and resold for the account of the selling shareholders and we will not receive any of the proceeds from the resale of the shares.

The selling shareholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the Nasdaq SmallCap Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See “Plan of Distribution.” We will bear all expenses in connection with the preparation of this prospectus.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol “CBTE.” On April 12, 2004, the closing price for our common Stock, as reported on the Nasdaq SmallCap Market was $9.63 per share.

Our principal executive offices are located at 601 Biotech Drive, Richmond, Virginia 23235, and our telephone number there is (804) 648-3820.

This investment involves risk. See “Risk Factors” beginning at page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is April 28, 2004

FORWARD-LOOKING STATEMENTS

CBI’s disclosure in this reoffer prospectus contains “forward-looking statements.” Forward-looking statements are our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These include statements, among others, relating to our planned future actions, our beliefs with respect to the sufficiency of cash and cash equivalents, plans with respect to funding operations, projected expense levels and the outcome of contingencies, such as future financial results.

Any or all of our forward-looking statements in this report may tam out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially. The uncertainties that may cause differences include, but are not limited to, general economic and market conditions, the state of the federal, state and local regulatory environment, lack of demand for CBI’s services, the ability of CBI’s customers to perform services similar to those offered by CBI “in-house” and potential cost containment by CBI’s customers resulting in fewer research and development projects.

CBI will not update forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. You are advised to consult any further disclosures we make in our reports to the Securities and Exchange Commission including our 10-KSB, 10-QSB and 8-K reports. Our filings list various important factors that could cause actual results to differ materially from expected results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

THE COMPANY

CBI was founded in 1992 to provide sophisticated research and development support services on a contract basis to the biotechnology industry. Our customers consist of private companies, academic institutions and government agencies, all of which use biological processes to develop products for health care, agricultural and other purposes. We derive revenues principally from providing macromolecular synthetic and analytical services to researchers in the biotechnology industry or to researchers who are engaged in life sciences research in government or academic labs throughout the world.

CBI provides these services to customers on a contract basis and derives revenues from these services, and not only from sales of commercial products resulting from the research. This arrangement distinguishes CBI from many other biotechnology companies in that our revenues are not derived from successful commercialization of a new biotechnology product. We believe that we have developed a strong reputation as a leading provider of biotechnology research and development analytical services. We are focusing our expansion efforts on the maintenance and expansion of long-term relationships with customers in the biotechnology industry and in establishing new customer relationships. CBI has implemented new technologies to provide new services to its customers, and is continuing to develop new products and services to meet the changing needs of its customers.

Our executive offices are located at 601 Biotech Drive, Richmond, Virginia 23235, and our telephone number is (804) 648-3820.

RISK FACTORS

You should be aware that there are various risks to an investment in our common stock, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

If any of the following risks, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock could decline, and you may lose all or part of your investment.

This reoffer prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, and in any documents incorporated in this prospectus by reference.

We have incurred losses and anticipate future losses. We have incurred significant losses since our inception in 1997, including net losses of $2,091,194, $921,916, $1,673,031, $625,726 and $80,601. As of December 31, 2003, we had an accumulated deficit of $8,944,513 and stockholders equity of $3,371,293. While we expect to eliminate losses from operations in the upcoming fiscal quarters, we cannot assure that we will ever operate profitably.

We may need to raise additional capital. If we are not able to generate sufficient cash for ongoing operations, we will need to raise additional funds through public or private sale of our equity or debt securities or from other sources to build our core business and to maintain compliance with Nasdaq listing requirements.

We cannot assure you that additional funds will be available if and when we need them, or that if funds are available, they will be on terms favorable to us and our stockholders. If we are unable to obtain sufficient funds or if adequate funds are not available on terms acceptable to us, we may be unable to meet our business objectives. A lack of sufficient funds could also prevent us from taking advantage of important opportunities or being able to respond to competitive conditions. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

Our need to raise additional funds could also directly and adversely affect your investment in our common stock in another way. When a company raises funds by issuing shares of stock, the percentage ownership of the existing stockholders of that company is reduced or diluted. If we raise funds in the future by issuing additional shares of stock, you may experience significant dilution in the value of your shares. Additionally, certain types of equity securities that we have issued in the past and may issue in the future do have and could have rights, preferences or privileges senior to your rights as a holder of our common stock.

We might not be able to use net operating loss carryforwards. As of December 31, 2003, we had net operating loss carryforwards for federal income tax purposes of approximately $8,978,000, which will expire at various dates through 2021. Our ability to use these net operating loss and credit carryforwards to offset future tax obligations, if any, may be limited by changes in ownership. Any limitation on the use of net operating loss carryforwards, to the extent it increases the amount of federal income tax that we must actually pay, may have an adverse impact on our financial condition.

We do not presently anticipate paying cash dividends on our common stock. We intend to retain all earnings for the foreseeable future for funding our business operations.

We expect that our quarterly results of operations will continue to fluctuate, and this fluctuation could cause our stock price to decline, causing investor losses. We make money by providing analytical services to the pharmaceutical, biotechnology and related industries. Our revenues continue to change because of changes in the status of contracts with several large customers. In addition, many of our other customer projects are individual orders for specific projects. Getting additional work is highly dependent upon the customer being happy with our services and upon other things beyond our control, such as the timing of product development and commercialization programs of our customers. We cannot predict for more than a few months in advance the number and size of future projects, so the timing of significant projects could have a major influence on financial results in any given period. The combined impact of several large contracts and the unpredictable project fluctuations from other customers can result in very large changes in financial performance from quarter to quarter or year to year. In addition, the biotechnology industry is currently going through a consolidation phase of development. As a result, many large competitors may opt to conduct biotechnology research in-house. If this happens, our future customers will likely be smaller companies without their own research capabilities.

The loss of key personnel or the inability to attract and retain additional personnel could impair our ability to develop our operations. We are highly dependent on our senior management and scientific staff, and the loss of their services would adversely affect our business. In addition, we must hire and keep a number of additional highly qualified and experienced management and scientific personnel, consultants and advisors. It is important that we will be able to hire and keep qualified personnel. There is a lot of competition for qualified individuals, and we face competition from many other pharmaceutical and biotechnology companies, universities and other research institutions. We may not be able to attract and keep such individuals on acceptable terms or at all, and not being able to do so would have a negative affect on us.

We employ only a limited number of marketing and sales personnel. We employ one full-time marketing professional and no sales personnel. We will have to hire our own sales force or use an outside sales force. There is no guarantee that we would be able to do so or that it would be cost effective. By using outside sales persons, we could lose control over important factors, including market identification, marketing methods, pricing, and promotional activities. We would lose control over the make-up of the sales force and the amount of time they spend selling. We may be unable to stop this outside sales force from pursuing other services which compete with our business.

Our industry is extremely competitive. There is intense competition in our industry. Many of our competitors and potential competitors have substantially larger laboratory facilities, marketing capabilities and staff than we do. In order to be able to compete, we will need to provide to our customers new analytical technologies as they become available in our rapidly changing, technology driven business. A large amount of money may be required to obtain these technologies.

Our success is dependent upon retaining customers in a highly competitive market. Our future success will depend, in part, upon our ability to keep key customers. In 2003, approximately 25% of our revenues were attributable to one customer.

We use hazardous chemicals and radioactive and biological materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly. Our business operations involve the controlled use of hazardous materials, chemicals, recombinant biological molecules, biohazards (infectious agents) and various radioactive compounds. Although we believe that our safety procedures for using and disposing of such materials meets the standards set by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. If such an accident occurs, we could be held responsible for any damages that result and any such liability could exceed our financial resources. We do not currently have insurance against any such liability.

Some of our existing stockholders can exert control over us, and may not make decisions that are in the best interests of all stockholders. Based on filings made with the Securities and Exchange Commission, as of the date of this prospectus, our principal stockholders (stockholders holding more than 5% of our common stock) will together control approximately 21.7% of our outstanding common stock. As a result, these stockholders, acting together, could have a significant influence over anything that requires stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company, even when a change may be in the best interests of our stockholders. In addition, the interests of these stockholders may not always be the same as the interests of other stockholders. These stockholders could cause us to enter into transactions or agreements that you would not approve.

If we are unable to adequately protect our proprietary technologies, third parties may be able to use these technologies, which could adversely affect our ability to compete in the market. We are conducting research into a potential technology that may result in new pharmaceutical products. This technology is in early stages of development. It is highly speculative due to the substantial risks and considerable uncertainties associated with its development, which include but are not limited to the following:

•	The development of our technology may not yield products which work or are better than other products. As a result, these products my have little commercial value. Other companies that have substantially greater research, development and marketing resources may develop competing products that would prevent our products from selling in the marketplace.

•	We must secure and defend patent and other intellectual property rights to the technologies, and avoid infringing the intellectual property rights of third parties. The patent positions of biotechnology companies are uncertain and involve difficult legal and factual questions. We cannot guarantee that we will develop intellectual property rights that are protectable or that the protection afforded will be enough to protect the commercial value of our technologies. In addition, our patent rights may be challenged, invalidated, infringed or circumvented.

•	Commercialization of any products resulting from our research generally will require government approvals and be subject to extensive government regulation. In the case of human pharmaceutical products, the approval of the United States Food and Drug Administration requires extensive pre-clinical and clinical trials involving considerable costs and uncertainties. If we do not receive government approvals, we would be unable to commercialize products based on our research and development programs.

•	Because we do not have and likely will not have the resources we need to develop products beyond the initial research stage, we may have to license marketable technologies resulting from our research to third parties for development into commercial products. As a result, we may surrender control over the development and marketing processes and will have to rely on the efforts and resources of third parties.

Our stock price may be extremely volatile, and you may not be able to resell your shares at or above your purchase price. The market price of our common stock has been, and is likely to remain, highly unstable. Our operating results may also be below the expectations of market analysts and investors. This would likely negatively affect the current market price of our common stock. Further, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many biotechnology companies. These price changes often have been unrelated or disproportionate to the operating performance of such companies. Market fluctuations, as well as general economic, political and market conditions such as recessions or international currency fluctuations, may adversely affect the market price of our common stock.

USE OF PROCEEDS

CBI will not receive any proceeds from the sale of the Common Stock by the selling stockholder to others. All sales proceeds will be received by the selling stockholder.

SELLING STOCKHOLDERS

The shares of Common Stock to which this reoffer prospectus relates are being registered for reoffers and resales by the selling stockholder, who acquired the Common Stock pursuant to an option agreement with CBI.

The table below sets forth with respect to the selling stockholders, based upon information available to CBI as of April     , 2004, the number of shares of CBI’s common stock owned (including, where applicable, the Common Stock covered by this reoffer prospectus, CBI common stock not covered by this reoffer prospectus and options to purchase CBI common stock), the number of shares of Common Stock registered by this reoffer prospectus and the number and percent of outstanding shares of common stock that will be owned after the sale of the registered Common Stock assuming the sale of all of the registered Common Stock.

Selling Stockholder	Number of Shares of Common Stock Owned Before Sale(1)		Number of Shares of Common Stock Registered by This Reoffer Prospectus(2)	Number of Shares of Common Stock Owned After Sale	Percentage of Shares of Common Stock Owned After Sale(1)
Richard J. Freer, Ph.D.(3)	221,590	(9)	50,174	171,416	6.1
Robert B. Harris, Ph.D.(4)	160,581	(10)	34,945	125,636	4.5
Thomas R. Reynolds(5)	90,601	(11)	31,707	58,894	2.2
James H. Brennan(6)	72,696	(12)	15,316	57,380	2.1
Samuel P. Sears, Jr.(7)	166,476	(13)	11,029	155,447	5.8
Donald A. McAfee, Ph.D.(7)	29,267	(14)	14,267	15,000	*
L. McCarthy Downs, III(7)	11,029	(15)	11,029		*
Everette G. Allen, Jr.(8)	15,515	(16)	15,515		*
Raymond A. Cypess(8)	5,515	(17)	5,515		*
James D. Causey(7)	5,000	(18)	15,000		*
Peter C. Einselen(7)	29,189	(19)	15,000	24,189	*

*	Less than 1%.

(1)	Based on 2,668,951 shares of Common Stock outstanding as of April 28, 2004. Shares of Common Stock that a selling stockholder has a right to acquire within 60 days after April 28, 2004 pursuant to the exercise of options, warrants or other rights, including options granted under the Incentive Plan, are deemed to be outstanding for the purpose of computing the number and percentage of shares of Common Stock beneficially owned by such selling stockholder, but are not deemed to be outstanding for computing the percentage of ownership of any other selling stockholder.

(footnotes continued on next page)

(footnotes	continued from previous page)

(2)	Represents the maximum number of shares issued under the Incentive Plan that could be sold under this prospectus if the holder exercised all of his options when vested and sold the underlying shares. Does not constitute a commitment to sell any or all of the stated number of shares. The number of shares to be sold shall be determined from time to time by each selling stockholder in his discretion. Includes shares of Common Stock underlying vested and unvested options.

(3)	Chairman, Chief Operating Officer and a director of CBI.

(4)	President, Chief Executive Officer and a director of CBI.

(5)	Executive Vice President for Science and Technology, Secretary and a director of CBI.

(6)	Controller of CBI.

(7)	A director of CBI.

(8)	A former director of CBI.

(9)	Represents 57,666 shares of Common Stock, 132,755 shares of Common Stock underlying options and 31,169 shares of Common Stock underlying warrants that are exercisable within 60 days after April 28, 2004.

(10)	Represents 51,121 shares of Common Stock, 80,513 shares of Common Stock underlying options and 28,947 shares of Common Stock underlying warrants that are exercisable within 60 days after April 28, 2004.

(11)	Represents 30,834 shares of Common Stock, 46,609 shares of Common Stock underlying options and 13,158 shares of Common Stock underlying warrants that are exercisable within 60 days after April 28, 2004.

(12)	Represents 10,616 shares of Common Stock and 62,080 shares of Common Stock underlying options that are exercisable within 60 days after April 28, 2004. Of such shares, 550 are held by Mr. Brennan’s son, and Mr. Brennan disclaims ownership thereof.

(13)	Represents 140,447 shares of Common Stock and 26,029 shares of Common Stock underlying options that are exercisable within 60 days after April 28, 2004.

(14)	Represents 3,238 shares of Common Stock and 26,029 shares of Common Stock underlying options that are exercisable within 60 days after April 28, 2004.

(15)	Represents 11,029 shares of Common Stock underlying warrants that are exercisable within 60 days of April 28, 2004.

(16)	Represents 5,515 shares of Common Stock and 10,000 shares of Common Stock underlying options that are exercisable within 60 days of April 28, 2004.

(17)	Represents 5,515 shares of Common Stock underlying options.

(18)	Represents 5,000 shares of Common Stock underlying options that are exercisable within 60 days after April 28, 2004. Mr. Causey also holds 10,000 additional shares of Common Stock underlying options that are expected to vest over the next two years.

(19)	Represents 21,411 shares of Common Stock and 7,778 shares Common Stock underlying options or warrants that are exercisable within 60 days after April 28, 2004. Mr. Einselen also holds 10,000 additional shares of Common Stock underlying options that are expected to vest over the next two years.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees, transferees, may sell any or all of the shares of Common Stock for value from time to time under this reoffer prospectus in one or more transactions on the Nasdaq Stock Market or any stock exchange, market or trading facility on which the Common Stock is traded, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	underwritten offerings;

•	agreements by the broker-dealer and the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, under Section 4(1) of the Securities Act or directly to CBI in certain circumstances rather than under this reoffer prospectus.

Unless otherwise prohibited, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with the selling stockholder. The selling stockholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. If the selling stockholders sell shares short, they may redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the shares. The broker-dealer or financial institution may then resell or otherwise transfer such shares pursuant to this reoffer prospectus. In addition, the selling stockholders may loan their shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market. The selling stockholders may also pledge their shares to their brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or financial institutions regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by any of the selling stockholders.

The selling stockholders and any broker-dealers that participate in the distribution of the Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Common Stock sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

There is no assurance that the selling stockholders will sell all or any portion of their shares of Common Stock offered.

CBI will pay all expenses in connection with this offering and will not receive any proceeds from sales of any Common Stock by the selling stockholders.

EXPERTS

The consolidated financial statements and schedule of Commonwealth Biotechnologies, Inc. appearing in Commonwealth Biotechnologies, Inc.’s Annual Report (Form 10-KSB) for the year ended December 31, 2003, have been audited by BDO Seidman, LLP, independent auditors, as set forth in their report (which report expresses an unqualified opinion) thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such turn as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of Common Stock offered hereby have been passed upon by Kaufman & Canoles, P.C., Richmond, Virginia, counsel to CBI.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Securities and Exchange Commission (the “SEC”). You may read and copy any document which CBI files at the SEC’s public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CBI’s SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. Additional information about CBI may also be obtained at CBI’s web site at http://www.cbi-biotech.com. CBI has filed with the SEC a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act with respect to the Common Stock. This reoffer prospectus, which constitutes a part of that Registration Statement, does not contain all the information contained in that Registration Statement and its exhibits. For further information with respect to CBI and the Common Stock, you should consult the Registration Statement and its exhibits. Statements contained in this reoffer prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying through the entities listed above.

INCORPORATED DOCUMENTS BY REFERENCE

The SEC allows CBI to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this reoffer prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents filed by us with the SEC pursuant to Section 13 of the Exchange Act (File No. 001-13467) and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made before the termination of the offering are incorporated by reference:

(1)	CBI’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed with the SEC on March 30, 2004 and the exhibits therein;

(2)	CBI’s proxy statement relating to the annual meeting of shareholders to be held on May 14, 2004;

(3)	CBI’s Current Reports on Form 8-K, filed with the SEC on March 11, 2004, March 30, 2004 and March 31, 2004; and

(4)	The description of the shares of common stock, without par value per share, contained in the Registrant’s registration statement on Form 8-A filed with the Commission on October 7, 1997 (File Number 001-13467) pursuant to Section 12(g) of the Exchange Act, which incorporates by reference the description of the shares of common stock, without par value per share, contained in the registration statement on Form SB-2 (File Number 333-31731) filed by the Registrant on July 21, 1997 and declared effective by the Commission on October 17, 1997, and any amendment or report filed with the Commission for purposes of updating such description.

All documents that we have filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this reoffer prospectus and prior to the completion of the offering shall be deemed to be incorporated by reference into this reoffer prospectus and to be part of this reoffer prospectus from the date of filing of these documents. CBI will provide without charge to each person, including any beneficial owner, to whom a copy of this reoffer prospectus is delivered a copy of any or all documents incorporated by reference into this reoffer prospectus except the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You may request copies by writing or telephoning Thomas R. Reynolds, Secretary, Commonwealth Biotechnologies, hie., 601 Biotech Drive, Richmond, Virginia 23235; telephone number (804) 648-3820.

INDEMNIFICATION

Our Articles of Incorporation, as amended to date, provide for us to indemnify our directors and officers to the fullest extent authorized by Virginia law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our Articles of Incorporation provide that our directors will not be personally liable for monetary damages to us of breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CBI pursuant to the foregoing provisions, CBI has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by CBI are incorporated herein by reference as of the dates thereof:

(1)	CBI’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed with the SEC on March 30, 2004 and the exhibits therein;

(2)	CBI’s proxy statement relating to the annual meeting of shareholders to be held on May 14, 2004;

(3)	CBI’s Current Reports on Form 8-K, filed with the SEC on March 11, 2004, March 30, 2004 and March 31, 2004; and

(4)	The description of the shares of common stock, without par value per share, contained in the Registrant’s registration statement on Form 8-A filed with the Commission on October 7, 1997 (File Number 001-13467) pursuant to Section 12(g) of the Exchange Act, which incorporates by reference the description of the shares of common stock, without par value per share, contained in the registration statement on Form SB-2 (File Number 333-31731) filed by the Registrant on July 21, 1997 and declared effective by the Commission on October 17, 1997, and any amendment or report filed with the Commission for purposes of updating such description.

All reports and other documents subsequently filed by CBI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

In accordance with Virginia law, Article VI of CBI’s Articles of Incorporation provides as follows: The Corporation shall indemnify (a) any person who was, is or may become a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of the shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (b) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve securities by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit
4.1	Articles of Incorporation of Commonwealth Biotechnologies, Inc. (1)

4.2	Bylaws of Commonwealth Biotechnologies, Inc. (1)

4.3	Form of Common Stock Certificate (1)

5.1	Opinion of Kaufman & Canoles, P.C. (2)

23.1	Consent of Kaufman & Canoles, P.C. (included in Exhibit 5.1)

23.2	Consent of BDO Seidman, LLP (3)

24.1	Powers of Attorney (included in Part II of this Registration Statement) (2)

99.1	Commonwealth Biotechnologies, Inc. 2002 Stock Incentive Plan (2)

(1)	Incorporated by reference to CBI’s Registration Statement on Form SB-2, Registration No. 333-31731.

(2)	Previously filed.

(3)	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or the high end of the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 462(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

Notwithstanding the foregoing, however, the undertakings included in paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by CBI under the Exchange Act.

(2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 maybe permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CBI certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Richmond, Commonwealth of Virginia on April 28, 2004.

COMMONWEALTH BIOTECHNOLGIES, INC.

/s/ Robert B. Harris, Ph.D.

Robert B. Harris, Ph.D. President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

*	Chairman of the Board, Chief Operating Officer and Director (Principal Executive Officer)	April 28, 2004

Richard J. Freer, Ph.D.

/s/ Robert B. Harris	President, Chief Financial Officer and Director	April 28, 2004

Robert B. Harris

*	Executive Vice President for Science and Technology, Secretary and Director	April 28, 2004

Thomas R. Reynolds

*	Controller (Principal Financial and Accounting Officer	April 28, 2004

James H. Brennan

	Director	April 28, 2004

Peter C. Einselen

*	Director	April 28, 2004

Samuel P. Sears, Jr.

*	Director	April 28, 2004

Donald A. McAfee

	Director	April 28, 2004

James D. Causey

*By:	/s/ Robert B. Harris, Ph.D.	Date: April 28, 2004

Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Articles of Incorporation of Commonwealth Biotechnologies, Inc. (1)

4.2	Bylaws of Commonwealth Biotechnologies, Inc. (1)

4.3	Form of Common Stock Certificate (1)

5.1	Opinion of Kaufman & Canoles, P.C. (2)

23.1	Consent of Kaufman & Canoles, P.C. (included in Exhibit 5.1) (2)

23.2	Consent of BDO Seidman, LLP (3)

24.1	Powers of Attorney (included in Part II of this Registration Statement) (2)

99.1	Commonwealth Biotechnologies, Inc. 2002 Stock Incentive Plan (2)

(1)	Incorporated by reference to CBI’s Registration Statement on Form SB-2, Registration No. 333-31731.

(2)	Previously filed.

(3)	Filed herewith.